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                                                                 EXHIBIT (c)(10)

                                EXCERPTS FROM
                              VALLEN CORPORATION
                             UNANIMOUS CONSENT OF
                 COMPENSATION COMMITTEE OF BOARD OF DIRECTORS
                             IN LIEU OF A MEETING
                               October 20, 1999

Retention and Transition Awards
-------------------------------

     WHEREAS, the Committee has previously on September 2, 1999 resolved to make awards to . . . specified key personnel in the event of a change in control prior to May 30, 2000; and the Committee wishes to increase the number of specified key personnel . . . by adding Jim Thompson and Robert Bruce; and the Committee finds it to be in the best interests of the Company to specify and approve the amounts to be awarded to each of the employees under the Retention and Transition Awards;

     RESOLVED, that the following persons shall, subject to the terms of the Retention and Transition Awards as previously established by the Committee, be granted awards in the amounts set forth below:

Bruce, Robert                          $125,000
Key, David                              125,000
Stephenson, Leighton                    125,000
Thompson, Jim                           250,000